                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*



                     CRESCENDO PHARMACEUTICALS CORPORATION.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS A COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   225637 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ]     Rule 13d-1(b)

                [X]     Rule 13d-1(c)

                [ ]     Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 9 Pages
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CUSIP No.  225637 10 7                      13G
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--------------------------------------------------------------------------------

    1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

           WOODBOURNE PARTNERS, L.P.

--------------------------------------------------------------------------------

    2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                        (a)     [ ]
                                                        (b)     [ ]


--------------------------------------------------------------------------------

    3      SEC Use Only



--------------------------------------------------------------------------------

    4      Citizenship or Place of Organization

           MISSOURI

--------------------------------------------------------------------------------

         Number of              5     Sole Voting Power

          Shares                      -0-

                             ---------------------------------------------------

       Beneficially             6     Shared Voting Power

                                      -0-
         Owned by
                             ---------------------------------------------------

                                7     Sole Dispositive Power
           Each
                                      -0-
         Reporting
                             ---------------------------------------------------

                                8     Shared Dispositive Power
        Person With
                                      -0-

--------------------------------------------------------------------------------

    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           895,000

--------------------------------------------------------------------------------

   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                    [ ]



--------------------------------------------------------------------------------

   11      Percent of Class Represented by Amount in Row (9)

           18.0%

--------------------------------------------------------------------------------

   12      Type of Reporting Person (See Instructions)

           PN

--------------------------------------------------------------------------------

                                                               Page 3 of 9 Pages
--------------------------------------------------------------------------------
CUSIP No.  225637 10 7                      13G
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

           FORSYTH JOINT VENTURE

--------------------------------------------------------------------------------

    2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                          (a)    [ ]
                                                          (b)    [ ]


--------------------------------------------------------------------------------

    3      SEC Use Only



--------------------------------------------------------------------------------

    4      Citizenship or Place of Organization

           MISSOURI

--------------------------------------------------------------------------------

         Number of              5     Sole Voting Power

          Shares                      -0-

                             ---------------------------------------------------

       Beneficially             6     Shared Voting Power

                                      -0-
         Owned by
                             ---------------------------------------------------

                                7     Sole Dispositive Power
           Each
                                      -0-
         Reporting
                             ---------------------------------------------------

                                8     Shared Dispositive Power
        Person With
                                      -0-

--------------------------------------------------------------------------------

    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           50,000

--------------------------------------------------------------------------------

   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                               [ ]



--------------------------------------------------------------------------------

   11      Percent of Class Represented by Amount in Row (9)

           1.0%

--------------------------------------------------------------------------------

   12      Type of Reporting Person (See Instructions)

           OO

--------------------------------------------------------------------------------

                                                               Page 4 of 9 Pages
--------------------------------------------------------------------------------
CUSIP No.  225637 10 7                      13G
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

           CLAYTON MANAGEMENT COMPANY

--------------------------------------------------------------------------------

    2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                     (a)     [ ]
                                                     (b)     [ ]


--------------------------------------------------------------------------------

    3      SEC Use Only



--------------------------------------------------------------------------------

    4      Citizenship or Place of Organization

           MISSOURI

--------------------------------------------------------------------------------

         Number of              5     Sole Voting Power

          Shares                      945,000

                             ---------------------------------------------------

       Beneficially             6     Shared Voting Power

                                      -0-
         Owned by
                             ---------------------------------------------------

                                7     Sole Dispositive Power
           Each
                                      945,000
         Reporting
                             ---------------------------------------------------

                                8     Shared Dispositive Power
        Person With
                                      -0-

--------------------------------------------------------------------------------

    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           945,000

--------------------------------------------------------------------------------

   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                               [ ]



--------------------------------------------------------------------------------

   11      Percent of Class Represented by Amount in Row (9)

           19.0%

--------------------------------------------------------------------------------

   12      Type of Reporting Person (See Instructions)

           CO

--------------------------------------------------------------------------------

                                                               Page 5 of 9 Pages
--------------------------------------------------------------------------------
CUSIP No. 225637 10 7                       13G
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

    1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

           JOHN D. WEIL

--------------------------------------------------------------------------------

    2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                (a)     [ ]
                                                (b)     [ ]


--------------------------------------------------------------------------------

    3      SEC Use Only



--------------------------------------------------------------------------------

    4      Citizenship or Place of Organization

           MISSOURI

--------------------------------------------------------------------------------

         Number of              5     Sole Voting Power

          Shares                      945,000

                             ---------------------------------------------------

       Beneficially             6     Shared Voting Power

                                      -0-
         Owned by
                             ---------------------------------------------------

                                7     Sole Dispositive Power
           Each
                                      945,000
         Reporting
                             ---------------------------------------------------

                                8     Shared Dispositive Power
        Person With
                                      -0-

--------------------------------------------------------------------------------

    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           945,000

--------------------------------------------------------------------------------

   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                               [ ]



--------------------------------------------------------------------------------

   11      Percent of Class Represented by Amount in Row (9)

           19.0%

--------------------------------------------------------------------------------

   12      Type of Reporting Person (See Instructions)

           IN

--------------------------------------------------------------------------------

                                                               Page 6 of 9 Pages
--------------------------------------------------------------------------------
CUSIP No.  225637 10 7                      13G
--------------------------------------------------------------------------------




                                 AMENDMENT NO. 1 TO SCHEDULE 13G

         The Reporting Person reported the acquisition of shares of Class A Common Stock, par value $.01 per share ("Stock"), of Crescendo Pharmaceuticals Corporation, a Delaware corporation ("Issuer"),1454 Page Mill Road, Palo Alto, California 94304, in an initial filing of this Schedule 13G on March 6, 1998. In this regard, Item 2 and Item 4 are hereby amended as follow. All other items are unchanged from the initial filing.

ITEM 2(A)         Name of Person Filing:

                  (a)      WOODBOURNE PARTNERS, L.P.  ("WOODBOURNE")

                  (b)      FORSYTH JOINT VENTURE ("FORSYTH")

                  (c)      CLAYTON MANAGEMENT COMPANY ("CLAYTON")

                  (d)      JOHN D. WEIL ("WEIL")

ITEM 2(B)         Address of Principal Business Office:

                  (a)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (b)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (c)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (d)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

ITEM 2(C)         Place of Organization; Citizenship:

                  (a) WOODBOURNE IS A LIMITED PARTNERSHIP ORGANIZED UNDER MISSOURI LAW.

                  (b) FORSYTH IS A JOINT VENTURE AMONG THREE CHARITABLE FOUNDATIONS GOVERNED UNDER MISSOURI LAW.

                  (c) CLAYTON IS A CORPORATION ORGANIZED UNDER MISSOURI LAW AND IS THE GENERAL PARTNER OF WOODBOURNE AND THE MANAGER OF FORSYTH.

                  (d) WEIL, THE SOLE DIRECTOR AND SOLE SHAREHOLDER OF CLAYTON, IS AN INDIVIDUAL RESIDING IN MISSOURI. WEIL AND CERTAIN OF HIS FAMILY MEMBERS ARE THE TRUSTEES OF THE CHARITABLE FOUNDATIONS THAT FORMED FORSYTH.

ITEM 2(D)         Title of Class of Securities:

                  CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE

ITEM 2(E)         CUSIP Number:

                  225637 10 7

                                                               Page 7 of 9 Pages
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CUSIP No.  225637 10 7                      13G
--------------------------------------------------------------------------------


ITEM 4.           Ownership.


                                                      WOODBOURNE        FORSYTH        CLAYTON              WEIL
                                                      ----------        -------        -------             -------
(a)   Amount beneficially owned:                        895,000          50,000        945,000             945,000

(b)   Percent of Class:                                  18.0%            1.0%          19.0%               19.0%

(c)   Number of Shares as to which the person has:

      (i)   Sole power to vote or direct
            the vote:                                     -0-             -0-          945,000             945,000

      (ii)  Shared power to vote or direct
            the vote:                                     -0-             -0-            -0-                 -0-

      (iii) Sole power to dispose or to
            direct the disposition of:                    -0-             -0-          945,000             945,000

      (iv)  Shared power to dispose or to
            direct the disposition of:                    -0-             -0-            -0-                 -0-

                                                               Page 8 of 9 Pages
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CUSIP No.  225637 10 7                      13G
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ITEM 10.    Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      Dated:    February 16, 1999               WOODBOURNE PARTNERS, L.P.,

                                                by  its  General  Partner,
                                                CLAYTON MANAGEMENT COMPANY


                                                        /s/ John D. Weil
                                                 -------------------------------
                                                     John D. Weil, President


      Dated:    February 16, 1999                FORSYTH JOINT VENTURE,

                                                 by its Manager, CLAYTON
                                                 MANAGEMENT COMPANY


                                                        /s/ John D. Weil
                                                 -------------------------------
                                                      John D. Weil, President



      Dated:    February 16, 1999                 CLAYTON MANAGEMENT COMPANY


                                                        /s/ John D. Weil
                                                 -------------------------------
                                                      John D. Weil, President




      Dated:    February 16, 1999                       /s/  John D. Weil
                                                 -------------------------------
                                                           John D. Weil

                                                               Page 9 of 9 Pages
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CUSIP No.  225637 10 7                      13G
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                            EXHIBIT A TO SCHEDULE 13G

                     AGREEMENT PURSUANT TO RULE 13d-1(K)(1)

      The undersigned persons, on February 16, 1999, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Class A Common Stock of Crescendo Pharmaceuticals Corporation.

                                                 WOODBOURNE PARTNERS, L.P.,

                                                 by its General Partner,
                                                 CLAYTON MANAGEMENT COMPANY


                                                        /s/ John D. Weil
                                                 -------------------------------
                                                     John D. Weil, President

                                                 WOODBOURNE PARTNERS, L.P.,

                                                 by its Manager, CLAYTON
                                                 MANAGEMENT COMPANY


                                                        /s/ John D. Weil
                                                 -------------------------------
                                                     John D. Weil, President



                                                 CLAYTON MANAGEMENT COMPANY


                                                        /s/ John D. Weil
                                                 -------------------------------
                                                     John D. Weil, President




                                                        /s/ John D. Weil
                                                 -------------------------------
                                                          John D. Weil